Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NorthView Acquisition Corporation on Amendment No. 6 to Form S-4 (File No. 333-269417) of our report dated May 11, 2023, which includes an explanatory paragraph as to Profusa, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of Profusa, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum llp
San Francisco, CA
January 12, 2024